Exhibit 5.1

February 22, 2017

Medley LLC

280 Park Avenue, 6th Floor East

New York, New York 10017

Re: Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to Medley LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), of (i) a registration statement on Form S-1 (File No. 333-216017) originally filed with the Commission on February 13, 2017, as amended (the “Original Registration Statement”), (ii) the preliminary prospectus, dated February 14, 2017, in the form in which it was filed with the Commission on February 14, 2017, (iii) a registration statement on Form S-1 (File No. 333-216108) filed with the Commission on February 16, 2017 pursuant to Rule 462(b) (the “462(b) Registration Statement” and together with the Original Registration Statement, the “Registration Statements”), (iv) the free writing prospectus, dated February 16, 2017, relating to the final pricing term sheet for the Notes, in the form filed with the Commission on February 17, 2017 pursuant to Rule 433 under the Securities Act and (v) the final prospectus, dated February 16, 2017, in the form filed with the Commission on February 17, 2017, pursuant to Rule 424(b) under the Act. The foregoing filings listed in (i) – (v) above (the “SEC Filings”) relate to the registration of the offer and sale of $34,500,000 in principal amount of 7.25% senior notes due 2024 in the form of note included as a part of Exhibit 4.1 to the current report on Form 8-K filed on February 22, 2017 (the “Form 8-K”), with appropriate insertions (the “Notes”). The Notes were issued under the base indenture dated as of August 9, 2016 between Medley LLC and U.S. Bank National Association, as trustee, included as Exhibit 4.1 to the Form S-1 (the “Base Indenture”) and a supplemental indenture included as Exhibit 4.1 to the Form 8-K (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”). The Notes are subject to the underwriting agreement, dated February 16, 2017 (the “Underwriting Agreement”), by and between the Company and FBR Capital Markets & Co., as representative of the several underwriters named in Schedule I thereto.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In rendering the opinions set forth below, we have examined and are familiar with: (i) the Certificate of Formation of the Company; (ii) the Fourth Amended and Restated Limited Liability Company Agreement of the Company; (iii) the Base Indenture; (iv) the Supplemental Indenture; (v) a Certificate of Good Standing with respect to the Company issued by the Delaware Secretary of State as of a recent date; (vi) the resolutions of the board of directors of Medley Management Inc., as manager of the Company, relating to, among other things, (a) the authorization and approval of the preparation and filing of the SEC Filings, (b) the authorization, execution and delivery of the Indenture and (c) the authorization, issuance, offer and sale of the Notes pursuant to the terms of the Indenture and in the manner described in the SEC Filings and (vii) the Underwriting Agreement. We have also examined originals, or copies certified to our satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Notes are validly issued by the Company and constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors; rights and to general equity principles; provided, however, that we express no opinion as to the enforceability of any waiver of rights under any usury or stay law.

The opinions expressed herein are based upon and limited to the laws of the State of New York and the Limited Liability Company Act of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws). We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinions expressed herein that are based on the laws of the State of New York are limited to the laws generally applicable in transactions of the type covered by the SEC Filings.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K and to the reference to our firm under the caption “Legal Matters” in the prospectus included as part of the Registration Statements. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP